UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2018

GENERAL CANNABIS CORP

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, Colorado	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information regarding the Frichtel Employment Agreement and Andrews Employment Agreement (each as defined below) set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Frichtel Employment Agreement

In connection with his continued employment, on April 11, 2018, Robert Frichtel entered into a new Employment Agreement (the “Frichtel Employment Agreement”) with General Cannabis Corp (the “Company”). Pursuant to the Frichtel Employment Agreement, effective March 1, 2018, Mr. Frichtel’s base salary will initially be $208,000 per annum, subject to increase in the sole discretion of the Board of Directors (the “Board”), and Mr. Frichtel will be eligible for an annual discretionary bonus based on his achievement of pre-established performance goals and/or other criteria as established by the Board in its sole discretion.  The Frichtel Employment Agreement provides that Mr. Frichtel’s employment is at-will and not for any specified period and may be terminated by either Mr. Frichtel or the Company at any time, with or without cause.  Pursuant to the terms and conditions contained in the Frichtel Employment Agreement, in the event of the termination of Mr. Frichtel’s employment by the Company without cause, Mr. Frichtel will be entitled to receive severance compensation in an amount equal to six months of his annual base salary at the time of such termination paid in the form of salary continuation.  The Frichtel Employment Agreement contains standard confidentiality provisions as well as a non-competition restriction during the term of Mr. Frichtel’s employment and for a period of six months thereafter.  The foregoing description of the Frichtel Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Frichtel Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Brian Andrews Employment Agreement

In connection with his continued employment, on April 11, 2018, Brian Andrews entered into a new Employment Agreement with the Company (the “Andrews Employment Agreement”). Pursuant to the Andrews Employment Agreement, effective March 1, 2018, Mr. Andrews’s base salary will initially be $172,500 per annum, subject to increase in the Board’s sole discretion, and Mr. Andrews will be eligible for an annual discretionary bonus based on his achievement of pre-established performance goals or other criteria as established by the Board in its sole discretion.  The Andrews Employment Agreement provides that Mr. Andrews’s employment is at-will and not for any specified period and may be terminated by either Mr. Andrews or the Company at any time, with or without cause.  Pursuant to the terms and conditions contained in the Andrews Employment Agreement, in the event Mr. Andrews’ employment is terminated by the Company without cause but such termination does not occur within six months following a change in control (as defined in the Company’s 2014 Equity Incentive Plan), Mr. Andrews will be entitled to receive severance compensation in an amount equal to six months of his annual base salary at the time of such termination paid in the form of salary continuation.  In the event of the termination of Mr. Andrews’ employment by the Company without cause within the six-month period following a change in control, Mr. Andrews will be entitled to receive $140,000, payable in a lump sum. The Andrews Employment Agreement contains standard confidentiality provisions as well as a non-competition restriction during the term of Mr. Andrews’s employment and for a period of six months thereafter.  Pursuant to the Andrews Employment Agreement, for each quarter during the term of his employment, Mr. Andrews is entitled to receive a stock option to purchase 25,000 shares of the Company’s common stock under the Company’s 2014 Equity Incentive Plan, with a five-year term, a vesting period of one year and an exercise price equal to the stock price on the QTCQB on the date of grant. The foregoing description of the Andrews Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Andrews Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01	Other Events.

Formation of Nominating and Corporate Governances Committee

On March 30, 2018, the Board formed a Nominating and Corporate Governance Committee (the “Nominating Committee”).  The purpose of the Nominating Committee is to identify suitable qualified candidates to be proposed for appointment or election to the Board and to develop corporate governance policies for the Board.   The members of the Nominating Committee are Peter Boockvar and Duncan Levin, each of whom the Board has determined is an “independent director” as defined under the rules of the national securities exchanges.

Reconstitution of Audit and Compensation Committees

On April 3, 2018, the Board determined to reconstitute the Audit Committee and Compensation Committee of the Board so that each such committee consisted solely of “independent directors” as defined under the rules of the national securities exchanges.  Accordingly, the members of the Compensation Committee are Peter Boockvar and Mark Green, and the members of the Audit Committee are Peter Boockvar and Mark Green.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 11, 2018, between Robert Frichtel and General Cannabis Corp
10.2	Employment Agreement, dated April 11, 2018, between Brian Andrews and General Cannabis Corp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 13, 2018

GENERAL CANNABIS CORP

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer